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                                                                   EXHIBIT 10.18

                               WARRANT AGREEMENT

          This Warrant Agreement (this "Agreement"), is made and entered into this 6/th/ day of January, 1999, by and between BRONNER SLOSBERG HUMPHREY CO., a Massachusetts business trust (the "Company") and POSITANO PARTNERS LTD., a Bermuda exempt company (the "Purchaser").

                                    RECITALS

          1. The parties hereto and certain other parties named therein have entered into a Recapitalization Agreement dated November 28, 1998 (the "Recapitalization Agreement"). All capitalized terms not defined herein have the meanings ascribed to them in the Recapitalization Agreement.

          2. Pursuant to the Recapitalization Agreement, the Company has agreed to grant to the Purchaser a warrant to purchase 15,000 BSH Shares on the terms and subject to the conditions set forth below.

                                   AGREEMENT

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

          1.1. Grant of Warrant. The Company hereby grants to the Purchaser an exclusive and irrevocable warrant (the "Warrant") to purchase from the Company 15,000 authorized but unissued BSH Shares (collectively, the "Warrant Shares") at a cash price per share of $151.10 (the "Exercise Price") subject to adjustment as provided in Sections 1.6 and 1.7 hereof.

          1.2. Exercise of the Warrant. (a) (i) Subject to the conditions set forth in Section 1.3 hereof, the Warrant may be exercised by the Purchaser, in whole or in part, at any time or from time to time after the date hereof and until the expiration of the Warrant for cash or BSH Shares.

                (ii) The Company shall not, prior to the termination of the Warrant, take any action which would have the effect of preventing or disabling the Company from delivering the Warrant Shares to the Purchaser upon exercise of the Warrant or otherwise performing the Company's obligations under this Agreement.

          (b) In the event the Purchaser elects to exercise the Warrant, the Purchaser shall give a written notice to the Company specifying the number of the Warrant Shares the Purchaser will purchase and the place and date (not later than ten business days, nor earlier than three
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business days, from the date such notice is mailed, but not earlier than the expiration of any applicable waiting period under the HSR Act) for the closing of such purchase.

          1.3.  Payment and Delivery of Certificate(s) upon Exercise of Warrant.
(a) At any closing of any purchase of any of the Warrant Shares hereunder:

                (i) the Purchaser shall (1) if exercising the Warrant for cash, pay to the Company the aggregate price for the Warrant Shares so purchased by certified or cashier's check or by wire transfer, and (2) if exercising the Warrant for BSH Shares, deliver to the Company a certificate or certificates representing the number of BSH Shares equal to the number of Warrant Shares so purchased multiplied by a fraction, the numerator of which is 151.10 and the denominator of which is the Public Market Value (as defined in the Shareholders Agreement) per BSH Share as of the most recent Regular Valuation (as defined in the Shareholders Agreement) preceding the date of notice of exercise pursuant to Section 2(b) of the Shareholders Agreement (or, if prior to the first Regular Valuation, $151.10); provided that the BSH Shares so used to exercise must meet then applicable eligibility criteria under GAAP;

                (ii) the Company shall deliver to the Purchaser a duly issued certificate (or certificates in the denominations designated by the Purchaser in its notice of exercise) representing the number of the Warrant Shares purchased (or if necessary due to the delivery under clause (i)(2) of this Section 1.3(a) by the Purchaser of a certificate for a number of BSH Shares in excess of the number of shares required to be delivered under clause (i)(2) of this Section 1.3(a), the Company shall deliver to the Purchaser a duly issued certificate (or certificates in the denominations designated by the Purchaser in its notice of exercise) representing the number of the Warrant Shares purchased plus the number of BSH Shares represented by the certificate delivered to the Company by the Purchaser minus the number of BSH Shares required to be delivered by the Purchaser under clause (i)(2) of this Section 1.3(a)); and

                (iii) the number of Warrant Shares subject to the Warrant shall be reduced by the number of BSH Shares acquired by the Purchaser at such closing.

          (b) The obligation of the Company to deliver Warrant Shares at such closing shall be subject to the conditions that no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, shall be in effect which would prohibit such sale and delivery, and any applicable waiting period under the HSR Act shall have expired.

          1.4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

          (a) Due Authorization, Etc. This Agreement has been duly authorized by all necessary action on the part of the Company, has been duly executed by a duly authorized officer of the Company and is valid, binding and enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization,

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moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally, by general equitable principles and by implied covenants of good faith and fair dealing.

          (b) Warrant Shares. The Company has taken all necessary corporate action to authorize and reserve for issuance, upon exercise of the Warrant, the Warrant Shares. The Warrant Shares, upon purchase by the Purchaser, will be duly authorized, validly issued, fully paid and nonassessable, and delivered to the Purchaser free and clear of all claims, liens, charges, security interests or encumbrances of any kind, including, without limitation, any preemptive or similar rights other than those set forth in the Ancillary Documents.

          (c) No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach or violation of, be in conflict with, or will constitute a default under, the Amended and Restated Declaration of Trust or other organizational document of the Company or any of its Subsidiaries; or any indenture, loan or credit agreement or any other agreement or instrument to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries may be affected or is bound, which would have a Company Material Adverse Effect.

          1.5. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

          (a) Due Authorization. This Agreement has been duly authorized by all necessary action on the part of the Purchaser and has been duly executed by a duly authorized officer of the Purchaser, and is valid, binding and enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally, by general equitable principles and by implied covenants of good faith and fair dealing.

          (b) Distribution. Any Warrant Shares to be acquired upon exercise of the Warrant will not be acquired by the Purchaser with a view to the public distribution thereof, and will not be transferred, except in a transaction registered or exempt from registration under the Securities Act and permitted by this Agreement.

          (c) No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach or violation of, be in conflict with, or will constitute a default under, the Memorandum of Association or the Bye-laws of the Purchaser or any indenture, loan or credit agreement or any other agreement or instrument to which the Purchaser is a party, or by which the Purchaser or any of its subsidiaries may be affected or is bound, which would have a Material Adverse Effect upon the Purchaser.

          1.6. Adjustment Based Upon Amount of Benefit Plan Remedial Obligation. To the extent that the Benefit Plan Remedial Obligation (as defined in BSH
Schedule 4.25(b)1 of the Disclosure Memorandum) is determined to (A) exceed $1.2 million at any time prior to the fifth anniversary of Closing (the amount of such excess being the "Benefit Plan Excess"), additional

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BSH Shares shall be subject to the Warrant as follows: the additional BSH Shares subject to the Warrant shall bear the same ratio to 15,000 as the amount of the Benefit Plan Excess bears to $1.2 million; provided that such adjustment shall only be made if the Benefit Plan Excess is an amount greater than $300,000 and
(B) be less than $1.2 million at any time prior to the fifth anniversary of the Closing (the amount of such difference being the "Benefit Plan Reduction Amount"), Positano shall surrender a portion of the Warrant as follows: the number of Warrant Shares subject to the portion surrendered shall bear the same ratio to 15,000 as the Benefit Plan Reduction Amount bears to $1.2 million; provided that such adjustment shall only be made if the Benefit Plan Reduction Amount is greater than $300,000. In the event that a downward adjustment is required pursuant to clause (B) above, such adjustment shall, in the first instance, reduce the number of Warrant Shares subject to the unexercised portion of the Warrant; provided that if an insufficient number of Warrant Shares subject to the unexercised portion of the Warrant is available to satisfy such downward adjustment, (1) Purchaser shall surrender to the Company, and the Company shall cancel, a number of BSH Shares previously acquired by Purchaser pursuant to the Warrant which represents the balance of the required downward adjustment and (2) the Company shall pay to the Purchaser an amount equal to the purchase price of such BSH Shares.

          1.7. Adjustment Upon Changes in Capitalization. In the event of any change in, or affecting, the issued and outstanding BSH Shares by reason of any dividend, stock split, merger, recapitalization, combination, conversion, exchange of shares or other change in the capital structure of the Company, the number and kind of shares or securities subject to the Warrant and the Exercise Price shall be appropriately and equitably adjusted (with adjustments being cumulative if more than one of such events shall have occurred) so that the Purchaser shall receive, upon exercise of the Warrant, the number and class of Warrant Shares or other securities or property that the Purchaser would have received in respect of Warrant Shares if the Warrant had been exercised immediately prior to such event.

          1.8. Ownership of Warrant Shares. The Purchaser shall hold the Warrant Shares issued upon exercise of the Warrant subject to the terms of the Shareholders Agreement.

          1.9. Specific Performance. The Company and the Purchaser acknowledge that the Warrant and the Warrant Shares are unique and that neither party hereto will have an adequate remedy at law if the other breaches any covenant contained herein or fails to perform any of its obligations under this Agreement. Accordingly, each party agrees that the other shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if the other party shall fail or threaten to fail to perform any of its obligations under this Agreement.

          1.10. Expiration. The Warrant shall expire on the earlier to occur of
(i) the date on which the number of Warrant Shares is reduced to zero, and (ii) the tenth anniversary of the Closing.

          1.11. Miscellaneous. (a) Assignability. (i) The rights and obligations of the Purchaser with respect to all or a portion of the Warrant shall be assignable by the Purchaser to

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and only to any affiliate of the Purchaser, if and only if such affiliate shall, by a written instrument reasonably satisfactory to the Company, agree to assume all of the Purchaser's obligations hereunder and to be bound by all of the terms and conditions of this Agreement and the Shareholders Agreement.

               (ii) The obligations of the Company shall not be assignable without the prior written consent of the Purchaser, and any purported assignment without such prior written consent shall be null and void.

          (b) Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any third party any rights or remedies by virtue of this Agreement or any exercise or non-exercise of the Warrant granted hereby.

          (c) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d) Notices. Except as otherwise expressly provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to any party when delivered by hand, by messenger or by a nationally recognized overnight delivery company, when delivered by telecopy and confirmed by return telecopy, or when delivered by first-class mail, postage prepaid and return receipt requested, to the parties at the addresses set forth below:

If to the Company:               Bronner Slosberg Humphrey Co.
                                 Prudential Tower
                                 800 Boylston Street
                                 Boston, Massachusetts  02199
                                 Attention:  David W. Kenny
                                 Facsimile:  (617) 867-7217

   with a copy to:               Goodwin, Procter & Hoar LLP
                                 Exchange Place
                                 Boston, Massachusetts  02109-2881
                                 Attention:  Stuart M. Cable, P.C.
                                 Facsimile:  (617) 523-1231

If to the Purchaser:             H&F Investors III, Inc.
                                 One Maritime Plaza
                                 12/th/ Floor
                                 San Francisco, California  94111
                                 Attention:  Philip Hammarskjold
                                 Facsimile:  (415) 788-0176

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   with a copy to:               Wachtell, Lipton, Rosen & Katz
                                 51 West 52/nd/ Street
                                 New York, New York  10019
                                 Attention:  Patricia A. Vlahakis, Esq.
                                 Facsimile:  (212) 403-2000

The addresses set forth above may be changed by any party upon furnishing to the other party a notice of change of address in accordance with the terms of this paragraph.

          (e) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Massachusetts.

          (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          (g) Effect of Headings. The section and paragraph headings herein are for convenience only and shall not affect the construction hereof.

          (h) Time of the Essence. The parties agree that time shall be of the essence in the performance of obligations hereunder.

          (i) Survival of Representations and Warranties. The representations, warranties, covenants and agreements shall survive any closing pursuant to this Agreement.

          (j) Expenses. Each of the parties hereto shall pay all fees and expenses it incurs in connection with this Agreement.

          (k) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (l) Entire Agreement. This Agreement and the other agreements referenced herein constitute the entire agreement between the Company and the Purchaser with respect to the matters covered herein and supersede any prior negotiations, understandings or agreements with respect to the matters contemplated hereby.

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          IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

                              BRONNER SLOSBERG HUMPHREY CO.



                              By /s/ Michael E. Bronner
                                -----------------------------
                                Name:  Michael E. Bronner
                                Title: Sole Trustee

                              Bronner Slosberg Humphrey Co. (the "Trust") is a Massachusetts business trust. A copy of the Trust's Declaration of Trust, as the same may be amended and/or restated from time to time, is on file with the Secretary of State of The Commonwealth of Massachusetts. Each of the parties hereto acknowledges and agrees that this Agreement is not executed on behalf of the trustees or officers of the Trust as individuals or, in the event the trustee is a corporation or other entity, on behalf of the individual owners of such corporation or entity, and the obligations of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust, or any of their respective trustees, officers, directors, partners, members or shareholders, individually, but are binding only upon the assets and property of the Trust. Each of the parties hereto agrees that no shareholder, trustee or officer of the Trust, or any of their respective trustees, officers, directors, partners, members and shareholders, may be held personally liable or responsible for any obligations of the Trust arising out of this Agreement. With respect to obligations of the Trust arising out of this Agreement, each of the parties hereto shall look for payment or satisfaction of any claim solely to the assets and property of the Trust.


                              POSITANO PARTNERS LTD.


                              By /s/ Patrick J. Healy
                                -----------------------------
                                Name:  Patrick J. Healy
                                Title: Vice President

                   [SIGNATURE PAGE TO THE WARRANT AGREEMENT]